CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Advisor Managed Portfolios and to the use of our report dated December 28, 2022 on the financial statements and financial highlights of Soundwatch Hedged Equity ETF, formerly a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.
/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
September 12, 2023